Exhibit 99.1

FOR IMMEDIATE RELEASE: October 5, 2006

CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Posts Record First Quarter on 12% Increase in Sales

Earnings up 18% as Net Income Increases by 18%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced the results of its first quarter for the period ending September 30, 2006. Net sales, operating income, and net income for the first quarter set new records with net sales for the first quarter increasing by 12% to $13,325,099 compared to $11,949,841 for the same period one year ago. Net income for the three months rose by 18% to $1,693,680 from $1,441,218 for the same three month period one year ago. First quarter diluted earnings per share increased by 18% to $0.45 compared to $0.38 for the same period one year ago.

"Export sales, most notably to Europe, have been exceptionally strong in our first quarter," Michael J. Koss, President and CEO, told employees at a quarterly profit sharing meeting. "In fact, shipments to Europe increased by 127% for the quarter compared with the same three month period one year ago."

Michael Koss went on to explain that the increase in export shipments was in sharp contrast to the cooling in orders for Europe during the fourth quarter of the previous year, which ended June 30, 2006.

"Europe is shining again as a bright spot for the company," Koss stated. "We believe that this first quarter suggests a continuation of the increases in sales we have experienced during the last four fiscal years. Last year Europe completed the fiscal year up by 43% compared with an increase of 82% in 2005, 72% in 2004, and 15% in 2003," Koss stated.

Michael Koss went on to explain that the record net income performance had been achieved despite increases in legal and professional fees relating to Intellectual Property protection.

"Our concern for the balance of the year remains with domestic U.S. retail," Michael Koss said. "Despite the recently reported improvements in the economy, the cessation of interest rate hikes, and reductions in oil prices, domestic U.S. retail appears to be quite soft. It will be very interesting to see if retailers will take a chance on fully stocking their shelves for the holiday season in the coming quarter." He continued, "thus far, replenishment of U.S. retail accounts has been softer than expected."

Koss will pay a dividend of $0.13 cents per share on October 14, 2006, to shareholders of record September 29, 2006.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

Three Months Ended September 30	2006	2005
Net Sales	$13,325,099	$11,949,841
Cost of goods sold	7,729,555	7,274,962
Gross profit	5,595,544	4,674,879
Selling, general and administrative expense	2,932,801	2,447,617
Income from operations	2,662,743	2,227,262
Other income (expense)
Royalty income	81,249	101,611
Interest income	32,538	34,645
Interest expense	0	0
Income before income tax provision	2,776,530	2,363,518
Provision for income taxes	1,082,850	922,300
Net income	$1,693,680	$1,441,218
Earnings per common share:
Basic	$0.46	$0.39
Diluted	$0.45	$0.38
Dividends per common share	$0.13	$0.13

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